UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Inland Real Estate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	June 22, 2006
Time:	10:00 a.m. central time
Place:	2901 Butterfield Road
Oak Brook, Illinois 60523

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(888) 331-4732

Notice of Annual Meeting of Stockholders
to be held June 22, 2006

Dear Stockholder:

Our annual stockholders’ meeting will be held on June 22, 2006, at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road in Oak Brook, Illinois 60523. At our annual meeting, we will ask you to:

•       elect nine directors;

•       ratify the selection of KPMG LLP as our independent registered public accounting firm for 2006; and

•       transact any other business that may properly be presented at the annual meeting.

If you were a stockholder of record at the close of business on April 25, 2006, you may vote in person at the annual meeting and any postponements or adjournments of the meeting. A list of these stockholders will be available at our offices before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the Board of Directors,

David J. Kayner
Secretary and General Counsel
April 28, 2006

i

Certain Relationships and Related Transactions	21
PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP	22
PERFORMANCE GRAPH	24
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	25
STOCKHOLDER PROPOSALS	25
ANNEX A	A-1

ii

This proxy statement contains information related to the annual meeting of stockholders to be held June 22, 2006, beginning at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about April 28, 2006.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

The board of directors is soliciting your vote for the 2006 annual meeting of stockholders. At the annual meeting, you will be asked to:

•       elect nine directors;

•       ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2006; and

•       transact any other business that may properly be presented at the annual meeting.

If you own shares of common stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares. This proxy statement summarizes information we are required to provide to you under the rules of the Securities and Exchange Commission. If you plan on attending the annual meeting of stockholders in person, please contact Trista Hertz, Vice President, Director of Investor Relations, at (888) 331-4732 so that we can arrange for sufficient space to accommodate all attendees.

Information About Voting

You will have one vote for each share of common stock that you owned at the close of business on April 25, 2006, which is the record date for the annual meeting. On the record date, there were 67,622,359 shares outstanding. There is no cumulative voting. A majority of the outstanding shares, or 33,811,180 shares, must be present to hold the annual meeting. The Inland Group, Inc. and its affiliates own approximately 6.4 million shares representing approximately nine and four-tenths percent (9.4%) of our outstanding common stock. Daniel L. Goodwin, one of our directors, is the controlling stockholder of The Inland Group, Inc.

You may own shares in one of the following ways:  directly in your name as the stockholder of record, including shares purchased through our Distribution Reinvestment Plan and restricted share awards issued to employees under employment agreements; or indirectly through a broker, bank or other holder of record. If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or by the Internet or vote in person at the annual meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out the voting instruction form that accompanies your proxy materials.

Your vote is important. You may vote in person or by granting us a proxy to vote on the proposals. You may vote by proxy in any of the following ways:

•       by mail: sign, date and return the proxy card in the enclosed envelope. If you grant us a proxy, you may nevertheless revoke your proxy at any time before it is exercised by:  (1) sending written notice to us, Attention: Robert D. Parks; (2) providing us with a later-dated proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke your proxy;

•       via the Internet: follow the instructions provided on the proxy card; or

•       via telephone: follow the instructions provided on the proxy card.

If you return your proxy card but do not indicate how your shares should be voted, they will be voted “for” in accordance with the board’s recommendation for each proposal.

Information Regarding Tabulation of the Vote

Our transfer agent, Registrar & Transfer Company, will tabulate all votes cast at the meeting and will act as inspector(s) of election at the annual meeting.

Quorum Requirement

Stockholders owning a majority of our outstanding shares as of the record date must be present in person or by proxy in order for action to be taken at the meeting. For these purposes, “abstentions” and “broker non-votes” will be counted as present for determining whether a majority is present. A broker non-vote occurs when shares registered in the name of a broker are not voted because the broker does not have the authority to do so.

Information About Votes Necessary for Action to be Taken

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, represented in person or by proxy, will be required for the approval of all items, including the election of directors. A properly executed proxy marked “withhold authority” or a broker non-vote with respect to the election of one or more directors will have the effect of a no vote but will be counted for purposes of establishing a quorum. For each other item, a properly executed proxy marked “abstain” will not be voted, although it will be counted for purposes of establishing a quorum. Accordingly, an abstention will have the effect of a no vote. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee is permitted to vote your shares even if the broker does not receive voting instructions from you.

STOCK OWNERSHIP

Stock Owned by Certain Beneficial Owners and Management

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by (1) persons that beneficially own more than 5.0% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) the executive officers named in the Summary Compensation Table below; and (4) the directors and executive officers as a group. Except as otherwise indicated, all information is as of April 18, 2006.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel L. Goodwin(1)(3)	6,445,791	9.5%
The Inland Group, Inc.(4)	6,378,148	9.4%
Inland Real Estate Investment Corporation(5)	6,241,784	9.2%
Deutsche Bank AG(6)	5,567,500	8.2%
FMR Corp.(7)	5,441,340	8.0%
Cohen & Steers, Inc.(8)	3,839,900	5.7%
Robert D. Parks(1)(2)(9)	72,163	*
Mark E. Zalatoris(2)(9)(10)	32,281	*
William W. Anderson(2)(9)(11)	13,458	*
Roland W. Burris(1)(12)	13,106	*
Heidi N. Lawton(1)(13)	12,669	*
D. Scott Carr(2)(9)(14)	12,238	*
Joel G. Herter(1)(15)	10,774	*
Joel D. Simmons(1)(16)	8,700	*
Thomas H. McAuley(1)(17)	8,000	*
David J. Kayner(2)(9)(18)	3,700	*
Thomas P. D’Arcy(1)(19)	2,000	*
Thomas R. McWilliams(1)(20)	2,000	*
All Executive Officers and Directors as a group (fifteen persons total)	6,654,406	9.8%

   (1)  Director.

   (2)  Executive officer.

   (3)  Based on the Schedule 13G/A filed with the Securities and Exchange Commission on April 6, 2006. Mr. Goodwin’s business address is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 67,643 shares of common stock owned by Mr. Goodwin and/or his spouse and 9,091 shares, 127,273 shares, 6,065,454 shares, 116,330 shares and 60,000 shares of common stock owned by The Inland Group, Inc., Inland Mortgage Investment Corporation, Inland Real Estate Investment Corporation, Partnership Ownership Corporation and Inland Advisory Services, Inc., respectively. The latter four entities are direct or indirect wholly-owned subsidiaries of The Inland Group, Inc. Mr. Goodwin is the controlling stockholder of The Inland Group, Inc.

   (4)  Based on the Schedule 13G/A filed with the Securities and Exchange Commission on April 6, 2006. The business address of The Inland Group, Inc. is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 9,091 shares of common stock owned by The Inland Group, Inc. and 127,273 shares, 6,065,454 shares, 116,330 shares and 60,000 shares of common stock owned by Inland Mortgage Investment Corporation, Inland Real Estate Investment Corporation, Partnership Ownership Corporation and Inland Advisory Services, Inc., respectively. The latter four entities are direct or indirect wholly-owned subsidiaries of The Inland Group, Inc. Mr. Goodwin is the controlling stockholder of The Inland Group, Inc.

   (5)  Based on the Schedule 13G/A filed with the Securities and Exchange Commission on April 6, 2006. The business address of Inland Real Estate Investment Corporation is 2901 Butterfield Road, Oak Brook, Illinois 60523. Includes 6,065,454 shares of common stock owned by Inland Real Estate Corporation and 116,330 shares and 60,000 shares of common stock owned by Partnership Ownership Corporation and Inland Advisory Services, Inc., respectively. The latter two entities are direct wholly-owned subsidiaries of Inland Real Estate Investment Corporation, which is a direct subsidiary of The Inland Group, Inc. Mr. Goodwin is the controlling stockholder of The Inland Group, Inc.

   (6)  Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2006. The business address for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Reflects shares beneficially owned by the private clients and asset management business group of Deutsche Bank AG and its subsidiaries and affiliates, including RREEF America, L.L.C., in its capacity as investment advisor.

   (7)  Based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. Reflects shares beneficially owned by FMR Corp. and its subsidiaries and affiliates, including Fidelity Management & Research Company, in its capacity as investment advisor.

   (8)  Based on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006. The business address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. Reflects shares beneficially owned by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc., a registered investment advisor and wholly-owned subsidiary of Cohen & Steers, Inc.

   (9)  The business address for Messrs. Anderson, Carr, Parks, Kayner and Zalatoris is 2901 Butterfield Road, Oak Brook, Illinois  60523.

(10)   Includes 1,675 shares owned by the Joanne Zalatoris Trust and 1,375 shares owned by the Scott Zalatoris Trust. Mr. Zalatoris serves as a trustee of each trust along with his spouse. Includes 6,181 shares owned jointly with Mr. Zalatoris’ spouse. Also includes 23,050 shares granted to Mr. Zalatoris under the terms of his employment agreement.

(11)   Includes 10,912 shares granted to Mr. Anderson under the terms of his employment agreement.

(12)   The business address for Mr. Burris is Burris & Lebed Consulting LLC, 35 E. Wacker Drive, Suite 500, Chicago, IL 60601. Includes options to purchase 7,500 shares at exercise prices ranging from $9.05 to $10.45 per share and 5,606 shares owned jointly with Mr. Burris’ spouse.

(13)   The business address for Ms. Lawton is c/o Lawton Realty Group, 579 W. North Avenue, Suite 304, Elmhurst, Illinois  60126. Includes options to purchase 2,000 shares at an exercise price equal to $10.45 per share.

(14)   Includes 10,912 shares granted to Mr. Carr under the terms of his employment agreement.

(15)   The business address for Mr. Herter is c/o Wolf & Company LLP, 2100 Clearwater Drive, Oak Brook, Illinois  60521. Includes options to purchase 3,000 shares at an exercise price of $10.45 per share and 7,774 shares owned jointly with Mr. Herter’s spouse.

(16)   The business address for Mr. Simmons is c/o Cohen Financial Corporation, 5215 Old Orchard Road, Suite 450, Skokie, Illinois 60077. Includes options to purchase 1,000 shares at an exercise price equal to $10.45 per share.

(17)   The business address for Mr. McAuley is 3350 Riverwood Parkway, Suite 1900, Atlanta, Georgia  30339. Includes options to purchase 4,000 shares at an exercise price equal to $10.45 per share.

(18)   Includes 2,000 restricted shares granted to Mr. Kayner under the terms of his employment agreement.

(19)   The business address for Mr. D’Arcy is 194 Central Street, Saugus, Massachusetts  01906.

(20)   The business address for Mr. McWilliams is 1014 Burlington Ave., P. O. Box 3672, Lisle, Illinois  60532.

*                    Less than one percent (1%).

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representation that no other reports were required, we believe that all of our directors, executive officers and persons that beneficially own more than 10.0% of the outstanding shares of our common stock complied during the year ended December 31, 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

Costs of Proxies

We will pay all costs of soliciting proxies and holding the annual meeting. We have not retained a third party to assist in this process. Instead, proxies may be solicited by our directors, officers or employees. We will not pay additional compensation to these individuals for these activities. We also intend to request that brokers, banks and other nominees solicit proxies from their principals. We will pay the brokers, banks and other nominees for certain expenses that they incur for these activities.

Other Matters

We are not aware of any other matter to be presented at the annual meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the meeting. If, however, any other matter properly comes before the annual meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion. Generally, stockholders seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our corporate secretary at our office not less than forty-five (45) days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the prior year’s annual meeting. We mailed the notice and proxy materials for last year’s annual meeting on April 29, 2005. Therefore, any stockholder desiring to nominate a person for election to the board or to bring other business before the meeting was required to provide us with notice by March 15, 2006. We did not receive notice of any proposals by that date.

Electronic Access/Available Information

This proxy statement and the Annual Report on Form 10-K are available on our Internet website at www.inlandrealestate.com. You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you vote over the Internet. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment, please go to https://proxyvotenow.com/irec. We file reports, proxy materials and other information with the Securities and Exchange Commission (“SEC”). These reports, proxy materials and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

CORPORATE GOVERNANCE

Our business is managed under the direction and oversight of our board, which has formed three standing committees composed entirely of independent directors: Audit; Compensation; and Nominating and Corporate Governance. The board also has formed a management committee consisting of representatives of our board and management. Each committee’s function is described below. The members of our board of directors on the date of this proxy statement, and the committees on which they serve, are identified below.

Director	Audit	Compensation	Nominating and Corporate Governance	Management
Roland W. Burris	X		X
Thomas P. D’Arcy	X
Daniel L. Goodwin				X
Joel G. Herter	X	X	X
Heidi N. Lawton		X	X
Thomas H. McAuley
Thomas R. McWilliams		X
Robert D. Parks				X
Joel D. Simmons

In May 2004, the board elected Daniel L. Goodwin to serve as the chairman of the board. The chairman of the board organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring the Company’s performance and the performance of management. Mr. Goodwin presides over all meetings of the board of directors and stockholders, establishes the agenda for each meeting and oversees the distribution of information to directors. Our independent directors meet from time to time in executive sessions without other directors or representatives of management present. Our independent directors have not selected any one director to preside over these executive sessions. Instead, the presiding independent director is selected by consensus at the commencement of the session based on the nature of the item or items to be addressed. Each director has access to the members of our management team or other employees as well as full access to our books and records.

Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our code of ethics, provide the framework for our corporate governance. A complete copy of the guidelines, charters and code of ethics may be found on our website at www.inlandrealestate.com. In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Summary of Our Corporate Governance Principles

As required by our governing documents and the New York Stock Exchange, a majority of our board must be “independent.”  According to categorical standards adopted by our board, a director will not be considered independent if, within the last three years:

•       we employed the director as, or a member of the director’s immediate family was, an executive officer;

•       the director or an immediate family member received more than $100,000 per year in direct compensation from us (excluding amounts paid in the form of director and committee fees);

•       the director or an immediate family member was affiliated with or employed by our present or former internal or external auditor;

•       one of our executive officers serves on the compensation committee of another company that employs the director in any capacity or that employs an immediate family member of the director as an executive officer;

•       the director was an executive officer or employee, or an immediate family member was an executive officer, of a company that made payments to, or received payments from, us which in any single year exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•       the director was affiliated, directly or indirectly, with The Inland Group, Inc., known as “TIGI,” or any of its affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or as an officer or director of TIGI or any of its affiliates;

•       the director serves as a director for more than two other REITs organized by TIGI or any of its affiliates;

•       the director performs other services for us in addition to service as a director; or

•       the director owns, directly or indirectly, more than 10% of our issued and outstanding shares of capital stock without having at least a majority of the other independent directors waive this ownership restriction.

Communicating with Directors

Stockholders wishing to communicate with our board and the individual directors may send communications by letter, e-mail or telephone, in care of our corporate secretary who will review and forward the correspondence to the appropriate person or persons for a response. Our “whistleblower” policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern. Stockholders or employees preferring to raise his or her concern in a confidential or anonymous manner may do so by contacting our general counsel, who will then refer the matter to the chairperson of the audit committee, or by calling our ethics hotline at (888) 307-6342. The hotline is available twenty-four hours a day, seven days a week to receive reports of ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters. Callers to this hotline may choose to remain anonymous. A complete copy of our “whistleblower” policy may be found on our website at www.inlandrealestate.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was formed in 2004 and recommends individuals to the board for nomination as members of the board and its committees and develops and recommends corporate governance guidelines. The committee also prepares and supervises the board’s annual review of director independence and the board’s annual self-evaluation and makes recommendations to the board regarding committee assignments. All of the members of the committee satisfy the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and our Guidelines on Corporate Governance. A copy of our guidelines is attached to this proxy statement as Annex A. A copy of the committee’s charter is available on our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by stockholders. Stockholders who would like to propose a candidate may do so by submitting the candidate’s name, resume and biographical information to the attention of our corporate secretary. All proposals for nomination received by the corporate secretary in a timely manner will be presented to the committee.

The committee reviews each candidate’s biographical information and evaluates each candidate’s independence, skills and expertise based on a variety of factors, including the person’s experience or background in real estate management or finance, regulatory matters or corporate governance. Our articles require that, at a minimum, at least one of our independent directors must have had at least three years of relevant real estate experience. Based on its assessment of each candidate, the committee makes its recommendation regarding potential director candidates to the board. The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management. For the 2006 annual meeting, we did not receive any nominations from stockholders.

As described above, a majority of the persons serving on our board must be “independent.”  Our board has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board also reviewed transactions and relationships between directors or their affiliates and members of our senior management or their affiliates to determine whether any relationships or transactions were inconsistent with a determination that the director is independent.

The board affirmatively determined that the following persons standing for reelection to the board are independent: Ms. Lawton and Messrs. Burris, D’Arcy, Herter and McWilliams. Each of these directors satisfies the independence standards contained in the New York Stock Exchange corporate governance rules, our governing documents and the guidelines and has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Audit Committee

The audit committee assists the board in fulfilling its oversight responsibility relating to:  (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the independent registered public accounting firm; and (4) the performance of our internal audit function. The report of the committee is included in this proxy statement. The board has determined that each of Messrs. Herter and D’Arcy qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission and that each member of the committee is independent in accordance with the standards set forth in the committee’s charter and the New York Stock Exchange corporate governance rules. The audit committee charter is available on our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Compensation Committee

The compensation committee was formed in 2004 and is responsible for determining the compensation that we pay to our chief executive officer and the other “named executive officers” and for approving the compensation structure for our other senior management. Each member of the committee is a “non-employee director,” as defined by Section 16 of the Securities Exchange Act of 1934, as amended, and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee charter is available on our website at www.inlandrealestate.com under the “Investor Relations—Corporate Governance” tabs. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

Management Committee

The management committee is not a standing committee of the board. This committee oversees our day-to-day management. During this past year, the committee was comprised of two directors, Messrs. Goodwin and Parks, and our chief operating officer Mr. Mark Zalatoris. The management committee has not adopted a written charter.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board, acting on the recommendation of our nominating and corporate governance committee, has nominated the persons set forth below to serve as directors. Ms. Lawton and Messrs. Burris, D’Arcy, Herter and McWilliams have been nominated to serve as independent directors. We know of no reason why any nominee will be unable to serve if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders. The following gives information, provided by the nominees, about their principal occupation, business, experience and other matters:

Roland W. Burris, 68.   Independent Director since 1996; Chairman of the Nominating and Corporate Governance Committee. Mr. Burris has been manager and chief executive officer of Burris & Lebed Consulting LLC and of counsel to the law firm Burris, Wright, Slaughter & Tom, LLC since April 2002. Prior to that, Mr. Burris was of counsel to the law firm of Buford & Peters LLC from January 1999 to March 2002, and served as the managing partner of Jones, Ware & Grenard, a law firm, from June 1995 to December 1998. Mr. Burris concentrates his practice primarily in the areas of environmental, banking and consumer protection law. From 1973 to 1995, Mr. Burris held various governmental positions in the State of Illinois including State Comptroller (1979 to 1991) and Attorney General (1991 to 1995). Mr. Burris serves on the board of the Illinois Criminal Justice Authority, the Financial Accounting Foundation and the Government Finance Officers Association of the United States and Canada. Mr. Burris also serves as president of the National Association of State Comptrollers and president of the National Association of State Comptrollers, Auditors and Treasurers. He is an adjunct professor in the Master of Public Administration Program at Southern Illinois University and chairman of a commission formed by the Governor of Illinois to study and recommend solutions relating to the State of Illinois pension funds.

Thomas P. D’Arcy, 46.   Independent Director since 2005. Mr. D’Arcy has over 20 years of experience acquiring, developing and financing all forms of commercial and residential real estate. He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income producing real estate primarily in the New England area. From 2001-2003, Mr. D’Arcy was president and chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included The Government of Singapore, The Carlyle Group and Northwestern Mutual Life Insurance Company. Prior to his tenure with Equity Investment Group, Mr. D’Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the New York Stock Exchange. Mr. D’Arcy is a graduate of Bates College.

Daniel L. Goodwin, 62.   Chairman of the Board; Director since 2001. Mr. Goodwin is a founding and controlling stockholder, chairman of the board and chief executive officer of The Inland Group, Inc. Mr. Goodwin also serves as a director or officer of entities wholly owned or controlled by The Inland Group and is the chairman of the board, president and chief executive officer of Inland Bancorp Holding Company. He also serves on the board of directors of the Illinois State Affordable Housing Trust Fund, the American National Bank of DuPage and the New Directions Housing Corporation and is chairman of the board of trustees of Northeastern Illinois University. Mr. Goodwin is a licensed real estate broker and a member of the National Association of Realtors, the Illinois Association of Realtors and the Northern Illinois Commercial Association of Realtors.

Joel G. Herter, 68.   Independent Director since 1997; Chairman of the Audit Committee. Mr. Herter is a senior consultant of Wolf & Company LLP, certified public accountants, where he has been employed since 1978. Mr. Herter’s business experience includes providing accounting and auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries. Mr. Herter is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Herter currently serves as chairman of the board of trustees of Elmhurst Memorial Hospital, director of Suburban Bank and Trust Company and trustee of Elmhurst College.

Heidi N. Lawton, 43.   Independent Director since 1994; Chairperson of the Compensation Committee. Ms. Lawton is the principal of Lawton Realty Group, Inc., a commercial real estate brokerage, development and management firm, which she founded in 1989. Ms. Lawton oversees all aspects of its operations, including structuring real estate investments, converting high end properties and acquiring properties for development. Ms. Lawton has been licensed as a real estate professional since 1982 and currently serves as secretary of the Northern Illinois Association of Realtors.

Thomas H. McAuley, 61.   Director since 2004. Mr. McAuley is currently the president of Inland Capital Markets Group, Inc., an affiliate of The Inland Group, Inc., and is the former chairman and chief executive officer of IRT Property Company, an Atlanta-based real estate investment trust that was traded on the New York Stock Exchange. Prior to joining IRT in 1995, Mr. McAuley was a regional partner with Faison and Associates, a real estate management and development company, which was the successor by purchase of Ewing Southeast Realty where Mr. McAuley served as chairman and chief executive officer from 1988 to 1993. Mr. McAuley is a director of RBC Centura Card Bank, Gulf States Paper Company and Bank of Atlanta and is a member of the International Council of Shopping Centers, the National Association of Real Estate Investment Trusts and the National Association of Corporate Directors.

Thomas R. McWilliams, 70.   Independent Director since 2005. Since 1968, Mr. McWilliams has been engaged in the brokerage and development of office and residential properties. Mr. McWilliams also serves as president of United Energy Associates, Inc., a full service Energy Management Company.

Robert D. Parks, 62.   President and Chief Executive Officer; Director since 1994. Mr. Parks is a founding stockholder and director of The Inland Group, Inc. Mr. Parks also has been a director since 1994 and served as chairman of our board until May 2004. Mr. Parks served as our president from 1994 to June 2000, reassuming the office of president and chief executive officer in March 2001. Mr. Parks also serves on the board, or as an officer, of entities wholly owned or controlled by The Inland Group. Mr. Parks is primarily responsible for managing The Inland Group’s affiliated broker-dealer, Inland Securities Corporation, and other marketing and investor relations activities. Mr. Parks also is chairman of the board and chief executive officer of Inland Western Retail Real Estate Trust, Inc. and a director of Inland American Real Estate Trust, Inc. He is registered as a Direct Participation Program Limited Principal with the National Association of Securities Dealers, Inc. and is a member of the Real Estate Investment Association, the Financial Planning Association, the Foundation for Financial Planning and the National Association of Real Estate Investment Trusts.

Joel D. Simmons, 47.   Director since 2000. Mr. Simmons is a limited partner of Cohen Financial, a national real estate investment banking firm, where he has been employed since November 1983. Mr. Simmons focuses on structuring and managing capital for commercial real estate transactions. Mr. Simmons serves on the board of directors of Albany Bank & Trust Co. of Chicago, is a member of the International Council of Shopping Centers and a member of the ICSC Illinois State Committee.

RECOMMENDATION OF THE BOARD:   The board recommends that you vote “FOR” the election of all nine nominees.

Independent Director Compensation

As of January 1, 2006, each director who is not employed by us is paid an annual fee of $35,000 plus a fee for each board or committee meeting attended in person or by telephone equal to $1,200 and $1,000, respectively. Further, the chairperson of each board committee is paid an annual fee equal to $3,000, except that the chairman of the audit committee is paid an annual fee equal to $5,000. In addition, each year on the date of our annual meeting of stockholders, each independent director then in office receives a grant of options to purchase 1,000 shares of our common stock at an exercise price equal to the then fair market value of the stock. The compensation committee of the board, in its sole and exclusive discretion, may grant additional awards of stock options, share appreciation rights, restricted shares, deferred shares, share purchase rights and other share-based awards to the independent directors under to our 2005 Equity Award Plan. Any person employed by us does not receive any compensation for service as a director. Presently, Mr. Parks is the only director who is also employed by us. We reimburse all directors for travel and other necessary business expenses incurred by them in performing their services as directors.

The following sets forth all fees paid to our non-employee directors during the fiscal year ended December 31, 2005:

Director	Annual Retainer	Board Meeting Fees	Committee Meeting Fees	Total
Roland Burris	$ 18,000	$ 9,500	$ 8,250	$ 35,750
Thomas P. D’Arcy	$ 13,500	$ 6,750	$ 5,750	$ 26,000
Joel G. Herter	$ 18,000	$ 9,500	$ 10,500	$ 38,000
Daniel Goodwin	—	—	—	—
Heidi N. Lawton	$ 18,000	$ 9,500	$ 5,250	$ 32,750
Thomas H. McAuley(1)	$ 13,500	$ 6,500	$ 3,750	$ 23,750
Thomas R. McWilliams	$ 13,500	$ 6,750	$ 4,500	$ 24,750
Joel Simmons(1)	$ 13,500	$ 1,875	$ 1,250	$ 16,625

(1)          Messrs. McAuley and Simmons served as independent directors, and held positions on the audit committee and the compensation and nominating and corporate governance committees, respectively, until April 15, 2005.

Meetings of the Board of Directors, Committees of the Board and Stockholders

During calendar year 2005, our board met fourteen times; the audit committee met eleven times; the compensation committee met four times; and the nominating and corporate governance committee met one time. During 2005, each director attended at least 75.0% of the total number of board meetings and the meetings held by the committees on which he or she served for the period in which he or she served. Eight of the nine directors attended our 2005 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

In accordance with its written charter, as amended, the audit committee assists the board in overseeing the company’s financial reporting process including evaluating the effectiveness of internal accounting, auditing and financial controls and procedures.

Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles and designing and implementing a system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The audit committee is responsible for monitoring and reviewing these procedures and processes. The audit committee is composed of three independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee’s charter, the company’s governing documents and the rules promulgated by the New York Stock Exchange. The members of the audit committee are not professionally engaged in the practice of accounting or auditing. The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the internal auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The audit committee also relies on the opinions of the independent and public accountants with regard to the consolidated financial statements and the effectiveness of internal control over financial reporting.

During the year ended December 31, 2005, the audit committee met eleven times. During these meetings, the members of the audit committee met separately and with members of the company’s management, the internal auditors and the company’s independent registered public accounting firm, KPMG LLP. The committee discussed numerous items at these meetings including KPMG’s overall scope and plan for its year-end audit. As part of these discussions, the audit committee discussed the results of KPMG’s audit and evaluation of the company’s internal controls. Further, the audit committee reviewed and discussed, with management, the internal auditors and KPMG, the company’s audited consolidated financial statements as of and for the year ended December 31, 2005. During the year ended December 31, 2005, management advised the committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant account and disclosure issues with the committee.

The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees” including the quality of the company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also obtained a formal written statement from KPMG, describing all relationships between KPMG and the company that might bear on KPMG’s independence. The audit committee also discussed any relationships that may have an impact on KPMG’s objectivity and independence including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees.)

At certain of its meetings during 2005, the audit committee met with members of the company’s executive management team to review the certifications required to be provided under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission by the chief executive officer and chief financial officer. At these meetings, members of the company’s senior management team reviewed each of the certifications required by Sarbanes-Oxley concerning internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the internal auditors and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee

Joel G. Herter, Chairperson
Roland W. Burris
Thomas P. D’Arcy

REPORT ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2005.

Overview

The primary objective of the company’s executive compensation strategy is to create long-term value for stockholders by attracting and retaining highly qualified individuals who have the skills and expertise necessary to lead a self-administered and self-managed publicly traded real estate investment trust. The committee approaches this objective through three main executive compensation components:

•       a competitive base salary;

•       a performance-based annual bonus; and

•       periodic grants of stock-based incentive compensation, such as stock options or restricted stock awards.

All three main components of executive compensation are described in more detail below.

In reviewing compensation matters, the compensation committee considers the anticipated tax treatment to both the company and the executive officer of various payments and benefits. The deductibility of some types of compensation payments depends on, among other things, when a benefit vests and when the executive officer exercises previously granted rights. Furthermore, interpretations of, and changes in, the tax laws and other factors beyond the company’s control also affect the deductibility of compensation. For these and other reasons, executive compensation is not necessarily limited to amounts deductible under Section 162(m) of the Internal Revenue Code. The compensation committee considers various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the company’s other compensation objectives.

Base Salary

As in the past, during the year ended December 31, 2005, base salaries for executive officers took into consideration a variety of factors, including:

•       the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at comparable companies, primarily self-administered, self-managed REITs that file periodic reports with the Securities and Exchange Commission;

•       the relevant experience of the executive officer; and

•       except in the case of their own compensation, the recommendations of the president and chief executive officer and the chief operating officer.

The base salary for each named executive officer is shown in the “Salary” column of the Summary Compensation Table below. Among the executives whose compensation is reported in the Summary Compensation Table, all but Mr. Parks, our president and chief executive officer, and Mr. Kayner, our corporate secretary and general counsel, are employed pursuant to agreements described under “Employment Agreements” below. Because Mr. Parks is not required to dedicate his full time or attention to the company’s matters, he provides services pursuant to an agreement under which the company pays him a fee of $50,000 per year. Mr. Kayner’s compensation is based on an evaluation of market rates for individuals with similar experience.

Performance-Based Annual Bonus

Annual bonuses are predicated on the executive officer satisfying, in most cases, predetermined performance targets based on both the company’s overall performance and the executive officer’s individual performance. For example, the employment agreements with Messrs. Carr, Anderson and Zalatoris all contain provisions under which they can earn bonus compensation based on growth in the company’s “funds from operations” or “FFO” compared against the growth in FFO for the Retail REIT Shopping Center subsector of the National Association of Real Estate Investment Trusts Equity REIT Total Return Index. FFO is a financial metric commonly used by investors and analysts to evaluate a REIT’s performance. NAREIT is an industry trade group that has, among other things, developed standards for evaluating REIT performance.

The annual bonus for each named executive officer is shown in the “Bonus” column of the Summary Compensation Table below. In determining the amount of each annual bonus, the compensation committee took into account, among other factors, the company’s improved performance during the year ended December 31, 2005 as measured by, among other things, its 7.9% growth in FFO per share compared to FFO per share for the year ended December 31, 2004. The compensation committee also took into account a review of bonus compensation paid to individuals in comparable positions at comparable companies, with particular focus on self-administered, self-managed REITs that file periodic reports with the Securities and Exchange Commission, and, except with respect to their own bonuses, the recommendations of the chief executive officer and president and the chief operating officer.

Stock-Based Incentive Compensation

Under the company’s 2005 Equity Award Plan, all of the company’s officers, directors and employees are eligible to receive incentive compensation awards. During the year ended December 31, 2005, the compensation committee used restricted stock awards as the key form of stock-based incentive compensation for executive officers named in the Summary Compensation Table below. Prior to granting any shares of restricted stock, the compensation committee took into account a number of factors, including the objectives of the company’s executive compensation strategy, market data on total compensation packages, the value of stock-based incentive grants at comparable companies, the company’s performance and relative stockholder return, stockholder dilution and, except in the case of their own compensation, the recommendations of the president and chief executive officer and the chief operating officer. All stock-based incentive compensation awards are designed to provide long-term incentives to executive officers and to better align the interests of executive officers with the interests of stockholders. The dollar value, net of any consideration paid by the individual, of each award of restricted stock to the named executive officers is shown in the “Restricted Stock Award(s)” column of the Summary Compensation Table.

The Compensation Committee

Heidi N. Lawton, Chairperson
Joel G. Herter
Thomas R. McWilliams

EXECUTIVE COMPENSATION

Summary Compensation Table

The table set forth below reports the compensation paid to our chief executive officer and our four other most highly compensated executive officers. These five individuals are referred to as the “named executive officers.”  The tables include salaries and bonuses paid during the last three years. For the fiscal year ended December 31, 2005, Messrs. Zalatoris, Carr and Anderson all achieved the highest incentive targets contained in their employment agreements relating to bonus and restricted stock awards because the increase in our Funds from Operations, or “FFO,” exceeded our peer group FFO by more than 130%.

	Annual Compensation				Long-Term Compensation Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)	LTP Payouts ($)	All Other Compensation ($)
Robert D. Parks,	2005	50,000	—	—	—		—	—	—
President, Chief	2004	50,000	—	—	—		—	—	—
Executive Officer	2003	50,000	—	—	—		—	—	—
Mark E. Zalatoris,	2005	275,000	61,763	—	126,526	(1)	—	—	—
Executive Vice President, Chief	2004	225,000	100,000	—	235,132	(2)	—	—	—
Operating Officer, Treasurer	2003	210,000	—	—	—		—
David J. Kayner,	2005	235,000	—	—	15,175	(1)	—	—	—
Corporate Secretary, General	2004	235,000	47,000	—	12,930	(2)	—	—	—
Counsel	2003	185,000	15,000	—	—		—	—	—
D. Scott Carr,	2005	165,000	38,500	—	55,237	(1)	—	—	—
President Inland Commercial	2004	165,000	66,000	—	70,533	(2)	—	—	—
Property Management	2003	138,240	—	—	—
William W. Anderson,	2005	150,000	24,000	—	55,237	(1)	—	—	—
Vice President, Acquisitions	2004	150,000	36,000	—	70,533	(2)	—	—	—
and Sales	2003	122,880	—	—	—		—	—	—

(1)             Reflects the dollar value of restricted stock issued at a value of $15.175 per share.

(2)             Reflects the dollar value of restricted stock issued at a value of $12.93 per share.

Executive Officers

The board of directors annually elects our executive officers. These officers may, subject to their respective employment agreements, if applicable, be terminated at any time. Listed below is information about our executive officers except for Mr. Parks, whose biography is included above.

Mark E. Zalatoris, 48.   Executive vice president, chief operating officer, treasurer and a member of our management committee. Mr. Zalatoris became a full-time employee in July 2000 and was promoted to executive vice president and chief operating officer in April 2004. Prior to that, Mr. Zalatoris was employed by Inland Real Estate Investment Corporation as a vice president with primary responsibility for asset management and due diligence functions. Mr. Zalatoris is a certified public accountant, holds a general securities license and is a member of the National Association of Real Estate Investment Trusts.

Brett A. Brown, 41.   Chief financial officer and vice president. Mr. Brown joined us in May 2004. From 1994 until 2004, Mr. Brown served as the senior vice president of financial reporting for Great Lakes REIT. Mr. Brown is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society.

David J. Kayner, 67.   Corporate secretary and general counsel. Mr. Kayner joined us in September 2001. From 1973 to 2001, Mr. Kayner was a partner of the law firm of DLA Piper Rudnick Gray Cary US LLP, where he concentrated his legal practice in real estate law. From 1982 to 1990, he acted as a managing partner of that firm. Mr. Kayner is admitted to practice law in the State of Illinois and is a member of the American Bar Association, Illinois State Bar Association and the Chicago Bar Association. Mr. Kayner also has served as an adjunct professor of law at the John Marshall School of Law.

William W. Anderson, 47.   Vice president—acquisitions and sales. Mr. Anderson joined us in July 2000. From 1996 to 2000, Mr. Anderson was employed by an affiliate of The Inland Group, Inland Real Estate Acquisitions, Inc., as an assistant vice president. Mr. Anderson is primarily responsible for acquiring, and analyzing and negotiating the acquisition of, real estate assets for us and for joint ventures in which we are a partner.

D. Scott Carr, 40.   President of Inland Commercial Property Management, or ICPM. Mr. Carr has been employed by ICPM since 1994. We acquired ICPM in July 2000. Mr. Carr’s responsibilities include overseeing all of our property management operations.

Kristi A. Rankin, 40.   Senior Vice President of ICPM. Ms. Rankin has been employed by ICPM since 1994. We acquired ICPM in July 2000. Ms. Rankin’s responsibilities include overseeing property management operations.

Employment Agreements

Robert D. Parks.   Mr. Parks serves as our president and chief executive officer pursuant to an agreement entered into in 2000. Mr. Parks is not required to dedicate this full time and effort to our affairs. Under this agreement, we pay Mr. Parks an annual fee equal to $50,000. Mr. Parks also is eligible to participate in our benefit plans such as health and disability insurance and 401(k) plans. The agreement automatically renews for an additional one-year period unless either party provides written notice of its intent not to renew at least thirty days prior to expiration of the then current term. We retain the right to terminate the agreement both with and without “cause” which is defined as:

•       conduct amounting to fraud, embezzlement or illegal misconduct;

•       conduct that we reasonably believe has brought us into substantial public disgrace or disrepute;

•       failure by Mr. Parks to perform his duties;

•       gross negligence or willful misconduct by Mr. Parks with respect to us or our clients, employees and activities; or

•       any other material breach of the agreement or any other agreement to which we and Mr. Parks are a party or, among other things, a material breach of any written policy regarding conflicts of interest, standards of business conduct or fair employment practices.

If we were to terminate Mr. Parks without “cause,” we would be required to pay him all amounts payable under the agreement, including reimbursable expenses, benefits and any bonus that had accrued to the date of termination plus a severance payment equal to the base amount that would have been paid during the remaining portion of the then current term plus six additional months. Mr. Parks also has agreed that during the term of the agreement and for six months following termination for any reason, he will not compete with us, solicit customers or employees or take any action which is or could be reasonably expected to be detrimental to us, our affiliates, employees or operations. Mr. Parks’ agreement does not contain any provision requiring payment if a “change in control” occurs. Further, Mr. Parks is permitted to continue his other business activities including serving as chairman of the board and chief executive officer of Inland Western Retail Real Estate Investment Trust, which acquires similar properties in the western United States.

Mark E. Zalatoris.   We employ Mr. Zalatoris pursuant to an employment agreement which expires on December 31, 2006. Under the agreement, we have agreed to pay Mr. Zalatoris a base salary of $275,000 per year. Mr. Zalatoris also may earn a cash bonus equal to up to fifty percent of his base salary. A portion of the bonus is paid, in the discretion of our chief executive officer, and a portion depends on the growth in our FFO compared to the median growth rate in FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”) for the entities comprising the “Retail REIT Shopping Center subsector.”

Mr. Zalatoris also may earn additional compensation, on a yearly basis, in the form of up to 15,000 shares of our common stock based again on the relative growth in our FFO compared to the NAREIT Retail REIT Shopping Center subsector during the relevant year. As in the case of the bonus compensation, a portion of the stock compensation is issuable at the discretion of our chief executive officer. Any shares issued to Mr. Zalatoris are, and will be, subject to vesting requirements. Twenty percent of the shares vest on each anniversary of the date of issuance. If Mr. Zalatoris is terminated for “cause” or if he voluntarily terminates his employment, he is required to forfeit all unvested shares. The definition of “cause” used in Mr. Zalatoris’ employment agreement is the same as that used in Mr. Parks’ agreement and described above. Unless forfeited, Mr. Zalatoris may vote all shares and receive distributions on all shares including those which have not vested.

If the agreement and Mr. Zalatoris’ employment are terminated due to his death or disability, he (or his estate or beneficiaries) will be entitled to be paid any accrued but unpaid base salary, compensation for unused vacation days accrued as of the termination date, unreimbursed business expenses and any vested benefits in an amount equal to a prorated portion of any incentive compensation Mr. Zalatoris received for the year prior to termination. In addition, all unvested shares of stock issued to him as compensation under the agreement will immediately vest and no longer be subject to forfeiture. If Mr. Zalatoris’ employment is terminated without cause or by him for “good reason,” in addition to the compensation set forth above, he will also be entitled to an amount equal to 1.25 times the sum of (1) his base salary, plus (2) an amount equal to the incentive compensation which Mr. Zalatoris received for the year prior to termination; provided, however, if the termination occurs within two years of a “change of control,” then, Mr. Zalatoris will instead be entitled to an amount equal to 2.99 times the sum of (A) his base salary, plus (B) an amount equal to the incentive compensation which Mr. Zalatoris received for the year prior to termination, plus (C) the value of any shares of common stock issued to him as compensation under the employment agreement for the year prior to termination. For purposes of the employment agreement, “good reason” is defined as (1) our requirement that Mr. Zalatoris relocate his principal residence to a location outside the greater Chicago metropolitan area in order to perform his duties and responsibilities for us; (2) a reduction in Mr. Zalatoris’ base salary and other compensation and benefits; (3) our material breach of the provisions of the employment agreement; and (4) following a “change of control,” the assignment to Mr. Zalatoris of duties which constitute a material reduction in his title or authority. Also for purposes of the agreement, a “change in control” means that (x) the members of our board of directors as of the date of the agreement no longer constitute a majority of the board; (y) we have disposed of all, or substantially all, of our assets; or (z) we have the terminated and liquidated the company.

During the term of the agreement and for a period of one year following the termination thereof, Mr. Zalatoris has agreed to certain non-compete and non-solicitation provisions.

D. Scott Carr.   We employ Mr. Carr pursuant to an employment agreement which expires on December 31, 2007. Under the agreement, we have agreed to pay Mr. Carr a base salary of $225,000 per year. Mr. Carr also may earn a cash bonus equal to up to thirty percent of his base salary. A portion of the bonus is paid, in the discretion of our chief executive officer, and a portion depends on the growth in our FFO compared to the median growth rate in FFO published by the NAREIT for the entities comprising the “Retail REIT Shopping Center subsector.” A third portion of the bonus is paid if Mr. Carr achieves a personal goal with respect to his performance, as agreed by Mr. Carr and our chief executive officer.

Mr. Carr also may earn additional compensation, on a yearly basis, in the form of up to the number of shares of restricted stock equal to thirty percent of Mr. Carr’s salary divided by the average of the high and low trading price of our shares on the date of grant. This compensation award is based again on the relative growth in our FFO compared to the NAREIT Retail REIT Shopping Center subsector during the relevant year. As in the case of the bonus compensation, a portion of the stock compensation is issuable at the discretion of our chief executive officer and another portion is dependent upon Mr. Carr achieving his performance goal. Mr. Carr additionally may earn an annual stock option award to purchase shares of our common stock. If we achieve a threshold level of growth of our FFO, Mr. Carr may purchase the number of shares equal to five percent of his salary divided by the closing price per share on the day immediately preceding the date of grant. Any shares or options issued to Mr. Carr are, and will be, subject to vesting requirements. Twenty percent of the shares or options vest on each anniversary of the date of issuance. If Mr. Carr is terminated for “cause” or if he voluntarily terminates his employment, he is required to forfeit all unvested shares. The definition of “cause” used in Mr. Carr’s employment agreement is the same as that used in Mr. Parks’ agreement and described above. Unless forfeited, Mr. Carr may vote all restricted shares and receive distributions on all restricted shares including those which have not vested.

If the agreement and Mr. Carr’s employment are terminated due to his death or disability, he (or his estate or beneficiaries) will be entitled to be paid any accrued but unpaid base salary, compensation for unused vacation days accrued as of the termination date, unreimbursed business expenses and any vested benefits in an amount equal to a prorated portion of any incentive compensation Mr. Carr received for the year prior to termination. In addition, all unvested shares of stock issued to him as compensation under the agreement will immediately vest and no longer be subject to forfeiture. If Mr. Carr’s employment is terminated without cause or by him for “good reason,” in addition to the compensation set forth above, he will also be entitled to an amount equal to 1.0 times the sum of (1) his base salary, plus (2) an amount equal to the incentive compensation which Mr. Carr received for the year prior to termination; provided, however, if the termination occurs within two years of a “change of control,” then, Mr. Carr will instead be entitled to an amount equal to 1.5 times the sum of (A) his base salary, plus (B) an amount equal to the incentive compensation which Mr. Carr received for the year prior to termination, plus (C) the value of any shares of common stock issued to him as compensation under the employment agreement for the year prior to termination. The definitions of “good reason” and “change in control” used in Mr. Carr’s employment agreement are the same as those definitions used in Mr. Zalatoris’ agreement and described above.

During the term of the agreement and for a period of one year following the termination thereof, Mr. Carr has agreed to certain non-compete and non-solicitation provisions.

William W. Anderson.   We employ Mr. Anderson pursuant to an employment agreement which expires on December 31, 2007. Under the agreement, we have agreed to pay Mr. Anderson a base salary of $200,000 per year. Mr. Anderson also may earn a cash bonus equal to up to thirty percent of his base salary. A portion of the bonus is paid, in the discretion of our chief executive officer, and a portion depends on the growth in our FFO compared to the median growth rate in FFO published by the NAREIT for the entities comprising the “Retail REIT Shopping Center subsector.” A third portion of the bonus is paid if Mr. Anderson achieves a personal goal with respect to his performance, as agreed by Mr. Anderson and our chief executive officer.

Mr. Anderson also may earn additional compensation, on a yearly basis, in the form of up to the number of shares of restricted stock equal to thirty percent of Mr. Anderson’s salary divided by the average of the high and low trading price of our shares on the date of grant. This compensation award is based again on the relative growth in our FFO compared to the NAREIT Retail REIT Shopping Center subsector during the relevant year. As in the case of the bonus compensation, a portion of the stock compensation is issuable at the discretion of our chief executive officer and another portion is dependent upon Mr. Anderson achieving his performance goal. Mr. Anderson additionally may earn an annual stock option award to purchase shares of our common stock. If we achieve a threshold level of growth of our FFO, Mr. Anderson may purchase the number of shares equal to five percent of his salary divided by the closing price per share on the day immediately preceding the date of grant. Any shares or options issued to Mr. Anderson are, and will be, subject to vesting requirements. Twenty percent of the shares or options vest on each anniversary of the date of issuance. If Mr. Anderson is terminated for “cause” or if he voluntarily terminates his employment, he is required to forfeit all unvested shares. The definition of “cause” used in Mr. Anderson’s employment agreement is the same as that used in Mr. Parks’ agreement and described above. Unless forfeited, Mr. Anderson may vote all restricted shares and receive distributions on all restricted shares including those which have not vested.

If the agreement and Mr. Anderson’s employment are terminated due to his death or disability, he (or his estate or beneficiaries) will be entitled to be paid any accrued but unpaid base salary, compensation for unused vacation days accrued as of the termination date, unreimbursed business expenses and any vested benefits in an amount equal to a prorated portion of any incentive compensation Mr. Anderson received for the year prior to termination. In addition, all unvested shares of stock issued to him as compensation under the agreement will immediately vest and no longer be subject to forfeiture. If Mr. Anderson’s employment is terminated without cause or by him for “good reason,” in addition to the compensation set forth above, he will also be entitled to an amount equal to 2.0 times the sum of (1) his base salary, plus (2) an amount equal to the incentive compensation which Mr. Anderson received for the year prior to termination; provided, however, if the termination occurs within two years of a “change of control,” then, Mr. Anderson will instead be entitled to an amount equal to 2.0 times the sum of (A) his base salary, plus (B) an amount equal to the incentive compensation which Mr. Anderson received for the year prior to termination, plus (C) the value of any shares of common stock issued to him as compensation under the employment agreement for the year prior to termination. The definitions of “good reason” and “change in control” used in Mr. Anderson’s employment agreement are the same as those definitions used in Mr. Zalatoris’ agreement and described above.

During the term of the agreement and for a period of one year following the termination thereof, Mr. Anderson has agreed to certain non-compete and non-solicitation provisions.

Stock Option Grants

Under our Independent Director Stock Option Plan, we are authorized to issue options to purchase up to 50,000 shares of our common stock to persons serving as independent directors. Each person serving as an independent director is granted an option to purchase 3,000 shares upon becoming a member of the board. Thereafter, each person serving as an independent director is granted a subsequent option to purchase 1,000 shares on the date of each annual meeting assuming the person remains an independent director. The exercise price of each option generally is equal to the mean of the high and low sales prices of our common stock, as reported by the New York Stock Exchange, on the date of the grant of an initial option and the date immediately preceding the date of the annual meeting in the case of each subsequent option granted. Initial options vest and become exercisable as follows: (i) 1,000 shares on the date of grant; and (ii) 1,000 shares on the first and second anniversary of the grant, respectively. All subsequent options vest and become exercisable on the second anniversary of the grant.

Under our 2005 Equity Award Plan, all of our officers, employees and directors are eligible to receive incentive compensation awards. The compensation committee has the sole discretion to designate participants. Incentive stock options will be granted only to participants while actually employed by us or our affiliates. Awards granted to directors, which may include members of the compensation committee, must be ratified by a majority of the board. The 2005 Equity Award Plan is an “omnibus” stock plan permitting the grant of stock options, share appreciation rights, restricted shares, deferred shares, share purchase rights and other share-based awards. The board has reserved a maximum of 2,500,000 shares of common stock for issuance under the 2005 Plan. A participant may receive multiple awards under the 2005 Plan, but no participant may be granted awards exceeding a maximum of 250,000 shares of common stock during any calendar year. Shares delivered under the 2005 Plan are authorized but unissued shares of our common stock, par value $0.01 per share.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2005 Equity Award Plan	30,120	30,120 at $15.18	2,464,000
Equity compensation plans not approved by security holders:
Independent Director Stock Option Plan(1)	28,000	6,000 at $14.50 14,000 at $10.45 3,000 at $ 9.05 5,000 at $15.62	500
Restricted stock awards to employees(2)	40,000	38,000 at $12.93 2,000 at $11.00	N/A
Total	98,120	$13.34	2,464,500

(1)      The plan was adopted prior to our initial public offering commenced in 1994.

(2)      Awarded pursuant to contracts entered into with certain of our named executive officers prior to the time we listed our shares on the New York Stock Exchange.

Certain Relationships and Related Transactions

During the year ended December 31, 2005, we purchased various administrative services, such as payroll preparation and management, data processing, insurance consultation and placement, investor relations, property tax reduction services and mail processing from or through affiliates of The Inland Group, Inc., known as “TIGI.”  Two of our existing directors, Messrs. Goodwin and Parks, are directors and stockholders of TIGI. We pay for these services on an hourly basis. The hourly rate is based on the salary of the individual rendering the services, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses. Computer services were purchased at a contract rate of $50.00 per hour. For the year ended December 31, 2005, these expenses, totaling $775,000, were categorized as general and administrative expenses and property operating expenses. We will continue to purchase these services from TIGI affiliates.

Additionally, we lease our corporate office space from an affiliate of TIGI. Payments under this lease for the year ended December 31, 2005 were $284,000, and were also categorized as general and administrative expenses.

On February 1, 2001, one of our wholly-owned subsidiaries entered into a limited liability company agreement with a wholly-owned subsidiary of Tri-Land Properties, Inc. to acquire and redevelop the Century Consumer Mall in Merrillville, Indiana. Richard Dube, the brother-in-law of Mr. Daniel Goodwin, one of our directors, is the president and a principal owner of Tri-Land. Each partner’s initial equity contribution was $500,000. In addition, we had committed to lend the LLC up to $17,800,000. Draws on the loan bear interest at a rate of 9% per annum, with interest only paid monthly on average outstanding balances. The loan is secured by the property and had an initial maturity date of January 31, 2006.

On June 30, 2005, we entered into a buy-out and restructuring agreement with regard to the Tri-Land venture. A wholly owned subsidiary of Tri-Land Properties, Inc. purchased our entire economic interest in this joint venture for $1,000,000 including additional interest and preferred returns. This payment was made in the form of $500,000 in cash and the remaining $500,000 was funded through an increase in the outstanding mortgage loan balance. We will continue to be a lender to the wholly owned subsidiary of Tri-Land Properties, Inc. for this redevelopment project. The terms of the loan were revised with the June 30, 2005 agreement. We agreed to lend Tri-Land Properties, Inc. up to $21,500,000. Draws on the loan bear interest at a rate of 8.5% per annum, with 5.5% to be paid currently and the remaining 3% to be accrued and paid upon maturity. Tri-Land Properties Inc. has guaranteed $1,000,000 of this mortgage receivable. As a result of the agreement, we deconsolidated the joint venture effective June 30, 2005. We have recorded a deferred gain of $3,193,000 on the sale of our equity investment, as we did not qualify for gain recognition due to our lack of initial investment and continuing involvement.

On August 12, 2003, we entered into an agreement with Inland Investment Advisors, Inc., an affiliate of TIGI, to manage our investment in securities. We pay a fee equal to three quarter of one percent (0.75%) per annum on the net asset value under management. We paid approximately $98,000 for these services during the year ended December 31, 2005.

In May 2005, we acquired a 1% interest in The Inland Real Estate Group of Companies, Inc. for a purchase price of $1,000. The Inland Real Estate Group of Companies, Inc. will provide assistance in the marketing of our investment properties and will provide representation at various trade shows and conventions.

PROPOSAL NO. 2—RATIFY APPOINTMENT OF KPMG LLP

The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. We traditionally ask our stockholders to ratify the selection even though your approval is not required. Further, even if you do not approve the selection of KPMG LLP, we will not replace them for this fiscal year due to the added expense and delay that would result from replacing them and selecting a new firm. Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.

Representatives of KPMG LLP will attend the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

RECOMMENDATION OF THE BOARD:   The board recommends that you vote “FOR” the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Fees to Independent Registered Public Accounting Firm

The following presents fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2005 and 2004, together with fees for audit-related services and tax services rendered by KPMG LLP for the fiscal years ended December 31, 2005 and 2004, respectively.

	Fiscal year ended December 31
Description	2005	2004
Audit fees	$520,000	$615,940
Audit-related fees	8,000	7,000
Tax fees(1)	104,590	118,810
All other fees	—	—
TOTAL	$632,590	$741,750

(1)          Tax fees are comprised of tax compliance fees.

Approval of Services and Fees

Our audit committee has reviewed and approved all of the fees paid to KPMG, and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee must pre-approve all services provided by the company’s independent registered public accounting firm and the fees charged for these services. The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2004 and 2005, respectively, were consistent with maintaining KPMG’s independence. Accordingly, the audit committee has approved all of the services provided by KPMG. As a matter of policy, the company will not engage its primary independent registered public accounting firm for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting. The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC’s auditor independence rules are satisfied.

PERFORMANCE GRAPH

The graph below compares the cumulative total return on our common stock for the last five fiscal years, with the cumulative total return on the Standard & Poor’s 500 Index and with the Retail REIT Shopping Center subsector of the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Total Return Index (the “NAREIT Shopping Center Index”) over the same period (assuming the investment of $100 in our common stock, the S&P 500 Total Return Index and the NAREIT Shopping Center Index on December 31, 2000, and the reinvestment of all dividends).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee serves as an officer or employee of the company or any of our subsidiaries or formerly served as an officer of the company or any of our subsidiaries. In addition, during the last fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Similarly, during the last fiscal year, none of our executive officers served as a director of any entity that has one or more executive officers serving as a member of our compensation committee.

STOCKHOLDER PROPOSALS

We have not received any stockholder proposals to be included in this year’s proxy statement. Article II, Section 14(a) of our Bylaws requires that any stockholder intending to present a proposal for action by the stockholders at an annual meeting must give written notice of the proposal, containing specified information, to our corporate secretary not less than forty-five (45) days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2007, the notice deadline under Article II, Section 14(a) of our Bylaws is March 14, 2007. A copy of the Bylaws may be obtained by written request to our corporate secretary at the address provided below.

The Bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to Securities and Exchange Commission Rule 14a-8. This rule requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of our proxy statement for the previous year’s annual meeting. For our annual meeting to be held in 2007, any stockholder proposal to be included in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than December 29, 2006.

All stockholder proposals should be submitted in writing and addressed to our corporate secretary, at Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF
PROXIES WILL SAVE US THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES. PLEASE
PROMPTLY MARK, SIGN, DATE AND RETURN THE
ENCLOSED PROXY IN THE ENCLOSED ENVELOPE

ANNEX A

INLAND REAL ESTATE CORPORATION
GUIDELINES ON CORPORATE GOVERNANCE

Overview

The board of directors of Inland Real Estate Corporation (the “Company”) recognizes the importance of good corporate governance. These Guidelines, along with the charters and practices of the board’s various committees, reflect the board’s commitment to monitor the effectiveness of policy and decision-making both at the board and management level, with a view to enhancing stockholder value over the long term. The board recognizes that corporate governance is a developing and dynamic area warranting periodic review. Accordingly, the board will review these Guidelines at least annually or more often if deemed necessary.

Board of Directors

The board of directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its diverse constituencies, including its customers, employees, suppliers and local communities. In all actions taken by the board, the directors are expected to exercise their business judgment in what they reasonably believe to be in the best interests of the Company. In discharging that obligation, directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Board Composition

The board has the authority under the Company’s  Bylaws to set the number of directors, which may never be less than three nor more than nine. A majority of the directors must be “independent” in accordance with criteria established by the New York Stock Exchange (“NYSE”) listing standards and any other applicable laws, rules and regulations regarding independence in effect from time to time. Candidates for nomination to the board will be selected by the Nominating and Corporate Governance Committee, and recommended to the board for approval, in accordance with the Guidelines recommended by the Committee, taking into consideration the overall composition of the board and areas of expertise that new board members might be able to offer. Directors are elected by the stockholders at each annual meeting to serve for a one-year term or until their successors are elected and qualified.

The number of other public company boards on which a director may serve is subject to a case-by-case review by the Nominating and Corporate Governance Committee to ensure that each director is able to devote sufficient time to perform his or her duties as a director.

Retirement from the Board

The Company has not adopted a mandatory retirement age for directors.

Evaluation of Board Performance/Term Limits

The Nominating and Corporate Governance Committee will conduct an annual review of board performance, in accordance with guidelines recommended by the Committee and approved by the board. This review will include an individual assessment of each director’s skills, areas of expertise, qualification as independent under the NYSE listing standards and any other applicable laws, rules and regulation regarding independence, consideration of any changes in a director’s responsibilities that may have occurred since the director was first elected to the board, and any other factors deemed appropriate by the

Annex A-1

Committee. The results of the Committee’s review of board performance will be summarized and presented to the board. The Company has not adopted term limits for directors.

Board and Committee Meetings

Directors are expected to attend board meetings and meetings of committees and subcommittees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the board’s understanding of the business to be conducted at a board or committee meeting should be distributed to the directors prior to the meeting to provide ample time for review beforehand. The chairman will establish the agenda for each board meeting. Each board member is free to suggest items to be included on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management directors will meet, from time to time, in regularly scheduled executive sessions, with and without the chief executive officer present. The independent directors have not selected one director to preside over these executive sessions. Instead, the presiding independent director will be selected by consensus at the commencement of the executive session based on the nature of the items to be addressed and the prior experience of each independent director.

Board Committees

The standing committees of the board are the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. All members of these committees must satisfy the independence criteria, as determined by the board, set forth in the NYSE listing standards, and any other applicable laws, rules or regulations regarding independence. Committee members will be appointed by the board upon recommendation of the Nominating and Corporate Governance Committee, after consulting with the individual directors.

Each of the committees described above must have a written charter, which complies with the applicable NYSE listing standards, and other applicable laws, rules and regulations. The charters must set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the board.

The chair of each committee, in consultation with the committee members, has the power to determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The chair of each committee, in consultation with the appropriate members of the committee and senior management, is responsible for developing the committee’s agenda. The agenda for each committee meeting will be furnished to all directors in advance of the meeting, and each independent director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The board and each committee will have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Company.

The board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors will have full and free access to senior management and other employees of the Company. Any meeting or contacts that a director wishes to initiate may be arranged through the chief executive officer or the secretary or directly by the director. The board welcomes regular attendance at each board meeting by senior management of the Company.

Annex A-2

Director Compensation

The form and amount of director compensation is determined by the board based upon the recommendation of the Nominating and Corporate Governance Committee. Directors who are employees of the Company or any of its subsidiaries or affiliates may not receive any compensation for their services as directors.

Director Orientation Continuing Education

The Company will provide an orientation program for all new directors and a continuing education program for all members of the board. These programs will include presentations by senior management on, among other things, the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs and its Code of Ethics.

CEO Performance

The Compensation Committee will conduct an annual review of the chief executive officer’s performance. The board will review the report in order to ensure that the chief executive officer is providing the best leadership for the Company in the long and short term.

Succession Planning

The Compensation Committee, or a subcommittee thereof, will make an annual report to the board on succession planning. The entire board will work with the Compensation Committee, or a subcommittee thereof, to nominate and evaluate potential successors to the chief executive officer to meet periodically with the Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for these individuals.

Insider Transactions

The Company prohibits purchases of Company stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs). Directors and executive officers may not trade shares of Company common stock they receive under any of the Company’s equity programs during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Insider Trading Policy.

Periodic Review

The Nominating and Corporate Governance Committee will periodically review and reassess the adequacies of these Guidelines and recommend changes to the board for approval. The board reserves the right to amend these Guidelines from time to time as it determines to be desirable or appropriate.

Annex A-3

PROXY

INLAND REAL ESTATE CORPORATION

2901 Butterfield Road • Oak Brook, Illinois 60523

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert D. Parks and Mark E. Zalatoris, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote all the Common Stock of Inland Real Estate Corporation held of record by the undersigned at the close of business on April 25, 2006, at the Annual Meeting of Stockholders when convened on June 22, 2006 and at any postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH HEREIN. In the event that any other matter may properly come before the Annual Meeting, or any postponements or adjournments thereof, the Proxies are authorized, in their discretion, to vote on the matter.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

INLAND REAL ESTATE CORPORATION — ANNUAL MEETING, JUNE 22, 2006:

YOUR VOTE IS IMPORTANT!

Proxy Materials are available on-line at:

http://www.inlandrealestate.com

You can vote by proxy in one of three ways:

1.   Call toll free 1-866-395-9262 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.   Via the Internet at https://www.proxyvotenow.com/irec and follow the instructions.

or

3.   Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

	Proxy			Please mark as indicated in this example
Inland Real Estate Corporation
Annual Meeting of Stockholders June 22, 2006		Withhold	For all
	For	All	Except	For	Against	Abstain
1. Elect the following nine individuals to serve as directors, including five independent directors, until the next annual meeting of tockholders or otherwise as provided in our governing documents.				2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Nominees:
(01) Roland W. Burris	(02) Thomas P. D’Arcy	(03) Daniel L. Goodwin
(04) Joel G. Herter	(05) Heidi N. Lawton	(06) Thomas H. McAuley
(07) Thomas R. McWilliams	(08) Robert D. Parks	(09) Joel D. Simmons
The Board of Directors recommends a vote “FOR” the proposals listed above.
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.
Mark here if you plan to attend the meeting in person:

Mark here for address change and note change below.

Please be sure to date and sign this proxy card in the box below.		Date

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person. Please sign, date and return this proxy card promptly using the enclosed envelope.

Sign above

x x x IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW x x x

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote by proxy:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

Authorizing a proxy by telephone or Internet vote empowers the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy by mail. Please note telephone and Internet votes must be cast prior to 3:00 a.m. CDT, June 22, 2006. It is not necessary to return this proxy if you authorize a proxy by telephone or Internet.

To Vote				To Vote
by Telephone				by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to				anytime prior to
3:00 a.m. CDT, June 22, 2006.				3:00 a.m. CDT, June 22, 2006.
1-866-395-9262				https://www.proxyvotenow.com/irec

Please note that the last proxy received, whether by telephone, Internet or by mail, will be the proxy used to vote your shares.

ON-LINE PROXY MATERIALS :		http://www.inlandrealestate.com

Your vote is important!